EXHIBIT 10.1


    371 Bel Marin Keys Blvd., Suite #210, Novato, CA 94949   tel. 415.884.6700









June 14, 2002

Louis Drapeau
8 Whiting Court
Moraga, CA 94556

Subject: Offer of Employment

Dear Lou:

     I am pleased to offer you the position of VP, Finance, Chief Financial Officer and Secretary at BioMarin Pharmaceutical Inc. You will report to Fredric
D. Price, Chairman and Chief Executive Officer. You will be responsible for Financial Control and Accounting, Investor Relations, Financial Analysis, Purchasing and Supply Chain Management, and other duties as required. Contingent on approval at the next Board of Director's meeting, you will be named an officer of the Company.

     Your starting salary at BioMarin will be $250,000 per year, payable bi-weekly.

     In addition, the Company will grant you stock options to purchase 150,000 shares of the common stock of BioMarin Pharmaceutical Inc. The exercise price of 125,000 shares will be $9.25. The exercise price for the remaining 25,000 shares will be equal to the NASDAQ closing price on your first day of employment. All of these options will vest as follows: 6/48ths upon the completion of six months of employment and 1/48 per month thereafter. The options will expire ten years after the date of grant. You will receive a detailed Stock Option Agreement in the coming month.

     You will accrue vacation at the rate of four weeks per year. You will be eligible to be covered by the Company's benefit plans including medical, dental, disability and group life insurance.

     Your employment is "at-will." This policy of at-will employment is the sole and entire agreement concerning the duration of your employment, and the circumstance under which you may be terminated, and may only be modified in writing and signed by you and the Chief Executive Officer of the Company. No verbal statements or representations or implied conduct can modify this policy of at-will employment.

         SEVERANCE

     (1) Voluntary resignation: In the event that you resign or leave the Company for any other voluntary reason, or in the event that the Company terminates your employment for cause, you will not be eligible to receive severance pay under the Company's policy.

     (2) Change of control: In the event that the Company terminates your employment for reasons other than cause within one year after a change of control, you will be eligible to receive benefits as specified by the Company's Change of Control Plan document.

     (3) Termination not related to a Change of Control:

               a) Basic severance without a release: In the event that the Company terminates your employment for reasons other than cause, not related to a change of control, you will be eligible to receive severance pay, in accordance with the Company's severance policy.

               b) Enhanced severance with a release: The Company will, at the time of such termination, offer you an enhanced severance pay package equal to six months of base salary continuation, and will continue your participation in the Company's medical insurance plan, in lieu of the basic Company policy on severance pay, in consideration for your agreement, at the time of such termination, to release the Company from all claims. A copy of the release agreement that the Company uses is attached only as a sample.

     It is an essential condition of this offer that you acknowledge that you have received, understood and agree to the terms of the BioMarin Proprietary Information and Inventions Agreement, a copy of which is appended hereto, and which you agree to sign and execute upon acceptance of this offer.

     This offer of employment is contingent on your providing BioMarin with the legally required proof of your identity and authorization to work in the United States.

     If you accept this offer, you can plan on starting on or before Thursday, August 1, 2002.

     We are eagerly looking forward to working with you. As you know, this is an exciting time at BioMarin, and I believe you will find this a challenging and rewarding experience.

     Please confirm your acceptance of this offer by signing below and returning to me by Wednesday, June 19, 2002, otherwise this offer will expire on that date.
                                          Sincerely,

                                          /s/ Fredric D. Price
                                          --------------------
                                              Fredric D. Price
                                              Chairman & Chief Executive Officer

I accept this offer and the conditions stated herein:


/s/ Louis Drapeau
-----------------
Signature

Print Name:  Louis Drapeau
             -------------

Date: June 14, 2002
      -------------



Attachments:
         Sample Release Agreement
         BioMarin Proprietary Information and Inventions Agreement